UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANIUM ENERGY CORP.
(Exact name of registrant as specified in charter)
NEVADA (State or jurisdiction of incorporation or organization)	1090 (Primary Standard Industrial Classification Code Number)	98-0399476 (I.R.S. Employer Identification No.)
9801 Anderson Mill Road, Suite 230, Austin, Texas, U.S.A., 78750 Telephone: (512) 828-6980
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Amir Adnani President, Chief Executive Officer, Principal Executive Officer and a director 9801 Anderson Mill Road, Suite 230, Austin, Texas, U.S.A., 78750 Telephone: (512) 828-6980
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to: Herbert I. Ono, Esq. LANG MICHENER LLP 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7 Telephone: (604) 689-9111 and Facsimile: (604) 685-7084

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

DEREGISTRATION OF SECURITIES

          We originally registered 5,091,000 shares (the "Registered Shares") of our common stock pursuant to a registration statement (the "Registration Statement") on Form SB-2 (File No. 333-137781) subsequently declared effective by the Securities and Exchange Commission on October 20, 2006. The Registered Shares were comprised, in part, of shares of our common stock acquired as part of units (the "Units") offered in a private placement in May of 2006. Each Unit was comprised of one share of our common stock and one-half of one common stock purchase warrants (each full common stock purchase warrant a "Warrant"). The Registered Shares were also comprised, in part, of shares underlying the Warrants (the "Warrant Shares").

          Pursuant to this Post-Effective Amendment No. 1 to the Registration Statement, we are seeking to deregister 750,000 of the Registered Shares, which represent 750,000 of the Warrant Shares which have not been issued. Therefore, in accordance with our undertaking contained in Part II of the Registration Statement, we hereby respectfully request that the Securities and Exchange Commission remove from registration those shares of common stock that were registered pursuant to the Registration Statement and remaining unissued thereunder. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on January 22, 2008.

URANIUM ENERGY CORP. By: /s/ Amir Adnani _________________________________ Amir Adnani President and Chief Executive Officer